Exhibit 99.1
Contact: David Reavis         (216) 429-5036

For release Wednesday, October 30, 2013
TFS Financial Corporation Posts Strongest Annual Earnings Since 2005
Annual Net Income of $56 million Reflects Stronger Housing Market, Decrease in Loan Losses and Market Expansion
(Cleveland, OH - October 30, 2013) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and fiscal year ended September 30, 2013.
The Company reported net income of $15.8 million for the three months ended September 30, 2013 compared to net income of $1.1 million for the three months ended September 30, 2012. The increase in net income is largely the result of a lower provision for loan losses. Net income of $56.0 million was reported for the fiscal year ended September 30, 2013, compared to net income of $11.5 million for the fiscal year ended September 30, 2012. The increase in net income for the fiscal year is mainly the result of a lower provision for loan losses and increases in net interest income and gain on sale of loans, partially offset by an increase in non-interest expenses.
“We are pleased with the significant increase in our annual net income compared to last year,” said Chairman and CEO Marc A. Stefanski. “The housing market improved this year and charge-offs continue to decline. We continue to add new customers and grow our variable rate and shorter-term mortgages. We were happy to resume our stock repurchase program which helps fuel our confidence for the future.”
Lower interest rates on deposits, particularly on certificates of deposit, caused net interest income to increase $6.4 million, or 2%, to $268.6 million for the fiscal year ended September 30, 2013 from $262.2 million for the fiscal year ended September 30, 2012. To better manage funding costs, maturing higher rate certificates of deposits were replaced by other lower rate savings products or borrowed funds from the FHLB, as needed. The net interest income change for the current quarter was minimal compared to last year as net interest income for the three months ended September 30, 2013 decreased $0.2 million from the three months ended September 30, 2012. The interest rate spread increased 12 basis points in the current quarter to 2.24% compared to 2.12% in the same quarter last year. The interest rate spread for the fiscal year ended September 30, 2013 was 2.25% compared to 2.11% in the previous fiscal year. The net interest margin increased six basis points in the current quarter to 2.43% compared to 2.37% in the same quarter last year. The net interest margin for the fiscal year ended September 30, 2013 was 2.46% compared to 2.39% in the previous fiscal year.
The Company recorded a provision for loan losses of $4.0 million for the three months ended September 30, 2013 compared to $29.0 million for the three months ended September 30, 2012. The Company reported $8.0 million of net loan charge-offs for the three months ended September 30, 2013 compared to $35.9 million for the three months ended September 30, 2012. Of the $8.0 million of net charge-offs in the current quarter, $3.8 million occurred in the equity loans and lines of credit portfolio, $1.7 million occurred in the residential, non-Home Today portfolio and $2.4 million occurred in the Home Today portfolio. The Home Today portfolio, which has had minimal new originations since 2009, is an affordable housing program targeted toward low and moderate income home buyers, totaled $178.4 million at September 30, 2013 and $208.3 million at September 30, 2012. The Company recorded a provision for loan losses of $37.0 million for the fiscal year ended September 30, 2013 compared to $102.0 million for the fiscal year ended September 30, 2012. The Company reported $44.9 million of net loan charge-offs for the fiscal year ended September 30, 2013 compared to $158.5 million for the fiscal year ended September 30, 2012. Of the $44.9 million of net charge-offs for the fiscal year ended September 30, 2013, $18.6 million occurred in the equity loans and lines of credit portfolio, $14.7 million occurred in the residential, non-Home Today portfolio and $11.5 million occurred in the Home Today portfolio. Net charge-offs of $158.5 million for the fiscal year ended September 30, 2012 included the impact of charging off, during that period, the Specific Valuation Allowance (SVA), which was $55.5 million at September 30, 2011 and $15.8 million of mostly performing loans as a result of implementing new regulatory guidance on Chapter 7 bankruptcies. The allowance for loan losses was $92.5 million, or 0.91% of total loans receivable, at September 30, 2013, compared to $100.5 million, or 0.97% of total loans receivable, at September 30, 2012.

Non-accrual loans decreased $26.8 million to $155.8 million, or 1.53% of total loans, at September 30, 2013 from $182.6 million, or 1.77% of total loans, at September 30, 2012. The $26.8 million decrease in non-accrual loans for the fiscal year ended September 30, 2013, consisted of a $14.7 million decrease in the residential, non-Home Today portfolio; a $6.3 million decrease in the Home Today portfolio; a $5.4 million decrease in the equity loans and lines of credit portfolio; and a $0.3 million decrease in construction loans.

Total loan delinquencies decreased $38.5 million to $134.0 million, or 1.31% of total loans receivable, at September 30, 2013 from $172.5 million, or 1.66% of total loans receivable, at September 30, 2012.
Total troubled debt restructurings decreased $19.7 million to $201.7 million at September 30, 2013 from $221.4 million at September 30, 2012. Of the $201.7 million of troubled debt restructurings recorded at September 30, 2013, $110.8 million was in the residential, non-Home Today portfolio, $70.0 million was in the Home Today portfolio and $20.7 million was in the equity loans and lines of credit portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $84.9 million at September 30, 2013 and $86.9 million at September 30, 2012.
Total assets decreased $241.7 million, or 2%, to $11.28 billion at September 30, 2013 from $11.52 billion at September 30, 2012. This change was mainly the result of the combination of loan sales, principal repayments and net charge-offs exceeding new loan origination levels, partially offset by an increase in the combination of cash and cash equivalents and investment securities.
The combination of cash and cash equivalents and investment securities increased $33.7 million, or 5%, to $763.4 million at September 30, 2013 from $729.7 million at September 30, 2012, to maintain liquidity levels.
The combination of loans held for investment, net and mortgage loans held for sale decreased $261.3 million, or 3%, to $10.09 billion at September 30, 2013 from $10.35 billion at September 30, 2012. During the fiscal year ended September 30, 2013, loan sales of $349.2 million were completed, consisting of $72.4 million of fixed rate loans that qualified under Fannie Mae's Home Affordable Refinance Program (HARP II), $148.7 million of fixed rate non-agency whole loans and $128.1 million of variable rate non-agency whole loans. Net gain on the sale of these loans was $8.3 million. Loan sales of $11.4 million were completed during the fiscal year ended September 30, 2012, which generated a gain of $0.7 million. In spite of the increased loan sales mentioned above, residential non-Home Today mortgage loans, including those held for sale, increased $55.0 million during the fiscal year ended September 30, 2013. The equity loans and lines of credit portfolio decreased by $297.1 million during that period. First mortgage loan originations were $2.19 billion for the fiscal year ended September 30, 2013, of which 44% were adjustable rate mortgages and 26% were fixed rate mortgages with terms of 10 years or less, compared to 56% and 13%, respectively, for the fiscal year ended September 30, 2012. We continue to originate additional HARP II eligible loans for sale which had a balance of $4.2 million at September 30, 2013. We are in the process of implementing loan origination changes, which upon review and approval by Fannie Mae, will allow a portion of our future first mortgage loan originations to be eligible for securitization and sale as Fannie Mae mortgage backed securities.
Deposits decreased $516.9 million, or 6%, to $8.46 billion at September 30, 2013 from $8.98 billion at September 30, 2012. The decrease in deposits was the net result of a $31.7 million increase in our savings accounts, a $21.2 million increase in our checking accounts, and a $569.5 million decrease in our certificates of deposit ("CD") for the fiscal year ended September 30, 2013. To manage our cost of funds, maturing, higher rate CDs were replaced by other lower rate savings products or borrowed funds from the FHLB, as needed.
Borrowed funds increased $256.9 million, or 3%, to $745.1 million at September 30, 2013 from $488.2 million at September 30, 2012. This increase reflects additional mainly medium term (four to six years) advances of $320 million from the FHLB, partially offset by a $53 million reduction of overnight advances and other principal repayments.
Principal, interest and related escrow on loans serviced decreased $51.8 million, or 41%, to $75.7 million at September 30, 2013 from $127.5 million at September 30, 2012. This decrease reflects mainly the impact of a lower balance in the sold loan portfolio.
Total shareholders' equity increased $64.6 million, or 4%, to $1.87 billion at September 30, 2013 from $1.81 billion at September 30, 2012. Activity reflects $56.0 million of net income in the current fiscal year combined with adjustments related to our stock compensation plan, ESOP and accumulated other comprehensive loss.
Non-interest expense increased $6.6 million, or 4%, to $177.7 million for the year ended September 30, 2013 from $171.1 million for the year ended September 30, 2012. Increases in compensation and marketing were partially offset by decreases in federal insurance premium and assessments, real estate owned expenses and other operating expenses.
At September 30, 2013, all capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The tier 1 risk-based capital ratio was 22.83% for the Association and 26.69% for the Company. Total risk-based capital was 24.08% for the Association and 27.94% for the Company.
Ralph Betters, the Chief Information Officer of the Association, has announced that he will be retiring from employment in January 2014. Anna Motta, who has been with the Association since 1989 and has served as the Manager of Retail Operations and Information Systems, will become the new Chief Information Officer. “Ralph has been an important contributor to our success during the last 22 years. He has been a thought leader and mentor throughout the company,” said Chairman and CEO Marc A. Stefanski.  “On behalf of our Board, our management team and our associates, I thank him and wish him the best in his retirement. Because of Anna's wide range of experience with the Association, she is well-positioned for her new role.”
The Company will host a conference call to discuss its operating results for the three month and fiscal year periods ending September 30, 2013 at 10:00 a.m. (ET) on October 31, 2013. The toll-free dial-in number is 866-952-1908 Conference ID TFSLQ413. A telephone replay will be available beginning at 2:00 p.m. (ET) on October 31, 2013 by dialing 800-723-0394. The conference call will be simultaneously webcast on the Company's website www.thirdfederal.com under the Investor Relations link under the "About Us" tab, and will be archived for 30 days after the event, beginning November 1, 2013. The slides for the conference call will be available on the Company's website.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, including employment prospects and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets;

•	adverse changes and volatility in credit markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings and Loan Association of Cleveland, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury or the Federal Reserve Board and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•	the timing and the amount of revenue that we may recognize;

•	changes in expense trends (including, but not limited to, trends affecting non-performing assets, charge-offs and provisions for loan losses);

•	the impact of the continuing governmental effort to restructure the U.S. financial and regulatory system;

•	inability of third-party providers to perform their obligations to us;

•	adverse changes and volatility in real estate markets;

•	a slowing or failure of the moderate economic recovery;

•	the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), which will continue to impact us;

•
the adoption of implementing regulations by a number of different regulatory bodies under the Dodd-Frank Act, and uncertainty regarding the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the continuing impact of coming under the jurisdiction of new federal regulators;

•	changes in our organization, or compensation and benefit plans;

•	the results of the federal government shutdown and any future government shutdowns;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of our loans and other assets; and

•	the ability of the U.S. Government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	September 30, 2013	September 30, 2012
ASSETS
Cash and due from banks	$34,694	$38,914
Other interest-earning cash equivalents	251,302	269,348
Cash and cash equivalents	285,996	308,262
Investment securities:
Available for sale (amortized cost $480,664 and $417,416, respectively)	477,376	421,430
Mortgage loans held for sale, at lower of cost or market ($3,369 and $3,017 measured at fair value, respectively)	4,179	124,528
Loans held for investment, net:
Mortgage loans	10,185,674	10,339,402
Other loans	4,100	4,612
Deferred loan fees, net	(13,171)	(18,561)
Allowance for loan losses	(92,537)	(100,464)
Loans, net	10,084,066	10,224,989
Mortgage loan servicing assets, net	14,074	19,613
Federal Home Loan Bank stock, at cost	35,620	35,620
Real estate owned	22,666	19,647
Premises, equipment, and software, net	58,517	61,150
Accrued interest receivable	31,489	34,887
Bank owned life insurance contracts	183,724	177,279
Other assets	78,689	90,720
TOTAL ASSETS	$11,276,396	$11,518,125
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,464,499	$8,981,419
Borrowed funds	745,117	488,191
Borrowers’ advances for insurance and taxes	71,388	67,864
Principal, interest, and related escrow owed on loans serviced	75,745	127,539
Accrued expenses and other liabilities	48,170	46,262
Total liabilities	9,404,919	9,711,275
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 309,230,591 and 309,009,393 outstanding at September 30, 2013 and September 30, 2012, respectively	3,323	3,323
Paid-in capital	1,696,370	1,691,884
Treasury stock, at cost; 23,088,159 and 23,309,357 shares at September 30, 2013 and September 30, 2012, respectively	(278,215)	(280,937)
Unallocated ESOP shares	(70,418)	(74,751)
Retained earnings—substantially restricted	529,021	473,247
Accumulated other comprehensive loss	(8,604)	(5,916)
Total shareholders’ equity	1,871,477	1,806,850
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,276,396	$11,518,125

TFS Financial Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Fiscal Year Ended September 30,
	2013	2012	2013	2012
INTEREST INCOME:
Loans, including fees	$90,511	$101,354	$376,840	$409,400
Investment securities available for sale	1,489	1,382	4,941	1,995
Investment securities held to maturity	—	—	—	4,245
Other interest and dividend earning assets	545	539	2,191	2,213
Total interest and dividend income	92,545	103,275	383,972	417,853
INTEREST EXPENSE:
Deposits	25,194	36,300	111,408	153,100
Borrowed funds	1,272	672	4,011	2,546
Total interest expense	26,466	36,972	115,419	155,646
NET INTEREST INCOME	66,079	66,303	268,553	262,207
PROVISION FOR LOAN LOSSES	4,000	29,000	37,000	102,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	62,079	37,303	231,553	160,207
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,331	2,416	8,921	11,473
Net gain on the sale of loans	10	688	8,267	688
Increase in and death benefits from bank owned life insurance contracts	1,671	1,655	6,464	6,484
Other	1,279	1,273	4,816	5,818
Total non-interest income	5,291	6,032	28,468	24,463
NON-INTEREST EXPENSE:
Salaries and employee benefits	22,115	20,304	86,471	80,113
Marketing services	3,512	2,669	12,983	9,799
Office property, equipment and software	5,691	5,026	21,009	20,489
Federal insurance premium and assessments	3,184	3,515	13,019	14,294
State franchise tax	1,651	1,662	6,627	6,039
Real estate owned expense, net	1,956	1,759	6,724	8,190
Appraisal and other loan review expense	495	697	3,005	3,172
Other operating expenses	5,027	8,885	27,822	28,962
Total non-interest expense	43,631	44,517	177,660	171,058
INCOME BEFORE INCOME TAXES	23,739	(1,182)	82,361	13,612
INCOME TAX EXPENSE	7,970	(2,288)	26,402	2,133
NET INCOME	$15,769	$1,106	$55,959	$11,479

Earnings per share—basic and diluted	$0.05	$0.00	$0.18	$0.04
Weighted average shares outstanding
Basic	302,087,477	301,433,861	301,832,758	301,226,639
Diluted	303,248,702	302,094,451	302,746,766	301,770,338

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended September 30, 2013				Three Months Ended September 30, 2012
	Average Balance	Interest Income/ Expense		Yield/ Cost (1)	Average Balance	Interest Income/ Expense		Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Other interest-bearing cash equivalents	$248,210	$168		0.27%	$275,256	$163		0.24%
Investment securities	7,859	9		0.46%	9,868	9		0.36%
Mortgage-backed securities	453,954	1,480		1.30%	391,808	1,373		1.40%
Loans	10,111,134	90,511		3.58%	10,475,180	101,354		3.87%
Federal Home Loan Bank stock	35,620	377		4.23%	35,620	376		4.22%
Total interest-earning assets	10,856,777	92,545		3.41%	11,187,732	103,275		3.69%
Noninterest-earning assets	296,283				288,538
Total assets	$11,153,060				$11,476,270
Interest-bearing liabilities:
NOW accounts	$1,023,489	$479		0.19%	$993,593	$718		0.29%
Savings accounts	1,804,815	1,253		0.28%	1,771,915	1,667		0.38%
Certificates of deposit	5,686,907	23,462		1.65%	6,224,196	33,915		2.18%
Borrowed funds	567,672	1,272		0.90%	443,074	672		0.61%
Total interest-bearing liabilities	9,082,883	26,466		1.17%	9,432,778	36,972		1.57%
Noninterest-bearing liabilities	206,327				237,563
Total liabilities	9,289,210				9,670,341
Shareholders’ equity	1,863,850				1,805,929
Total liabilities and shareholders’ equity	$11,153,060				$11,476,270
Net interest income		$66,079				$66,303
Interest rate spread (2)				2.24%				2.12%
Net interest-earning assets (3)	$1,773,894				$1,754,954
Net interest margin (4)		2.43%	(1)			2.37%	(1)
Average interest-earning assets to average interest-bearing liabilities	119.53%				118.60%

(1)	Annualized

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Fiscal Year Ended September 30, 2013			Fiscal Year Ended September 30, 2012
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Other interest-bearing cash equivalents	$243,538	$635	0.26%	$279,053	$697	0.25%
Investment securities	8,980	36	0.40%	10,212	38	0.37%
Mortgage-backed securities	441,907	4,905	1.11%	375,513	6,202	1.65%
Loans	10,200,360	376,840	3.69%	10,264,117	409,400	3.99%
Federal Home Loan Bank stock	35,620	1,556	4.37%	35,620	1,516	4.26%
Total interest-earning assets	10,930,405	383,972	3.51%	10,964,515	417,853	3.81%
Noninterest-earning assets	286,993			282,346
Total assets	$11,217,398			$11,246,861
Interest-bearing liabilities:
NOW accounts	$1,023,442	$2,273	0.22%	$986,198	$2,839	0.29%
Savings accounts	1,804,127	5,669	0.31%	1,756,840	7,533	0.43%
Certificates of deposit	5,877,695	103,466	1.76%	6,064,950	142,728	2.35%
Borrowed funds	435,342	4,011	0.92%	359,666	2,546	0.71%
Total interest-bearing liabilities	9,140,606	115,419	1.26%	9,167,654	155,646	1.70%
Noninterest-bearing liabilities	239,702			279,909
Total liabilities	9,380,308			9,447,563
Shareholders’ equity	1,837,090			1,799,298
Total liabilities and stockholders’ equity	$11,217,398			$11,246,861
Net interest income		$268,553			$262,207
Interest rate spread (1)			2.25%			2.11%
Net interest-earning assets (2)	$1,789,799			$1,796,861
Net interest margin (3)		2.46%			2.39%
Average interest-earning assets to average interest-bearing liabilities	119.58%			119.60%

(1)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by total interest-earning assets.